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Exhibit 3(c) - Amended Articles of Incorporation.


                                     AMENDED
                            ARTICLES OF INCORPORATION
                                       OF
                           KEITHLEY INSTRUMENTS, INC.
                            Adopted February 17, 2001



                                    ARTICLE I

         The name of the Corporation is KEITHLEY INSTRUMENTS, INC.

                                   ARTICLE II

         The principal office of the Corporation is located in Solon, Cuyahoga County, Ohio.

                                   ARTICLE III

         The purpose or purposes for which, or for any of which, the Corporation is formed are:

         A. To design, manufacture, distribute and sell scientific measuring equipment and software of all types and kinds; to buy sell and deal in such property, both as principal and agent; and to do any and all things appropriate or incidental to such business and any related business;

         B. To enter into, promote or conduct any other kind of business, contract or undertaking permitted to corporations for profit organized under the General Corporation Laws of the State of Ohio, to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Revised Code of Ohio, and, in connection therewith, to exercise all express and incidental powers normally permitted such corporations.

                                   ARTICLE IV

         A. CLASSES AND NUMBER OF SHARES. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 89,000,000 shares. The classes and the aggregate number of shares of capital stock of each class which the Corporation shall have authority to issue are as follows:

         1. 80,000,000 Common Shares, without par value (hereinafter the "Common Shares"). Upon the filling of these Amended Articles of Incorporation, each previously issued Common share, without par value, of the Corporation, including each Common Share held in treasury by the Corporation, shall, without any action on the part of the respective holders remain an issued Common Share of the Corporation with the express terms contained in these Amended Articles of Incorporation.

         2. 9,000,000 Class B Common Shares, without par value (hereinafter the "Class B Common Shares"). Upon the filling of these Amended Articles of Incorporation, each previously issued Class B Common share, without par value, of the Corporation, including each Class B Common Share held in treasury by the Corporation, shall, without any action on the part of the respective holders remain an issued Class B Common Share of the Corporation with the express terms contained in these Amended Articles of Incorporation.


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         B. POWERS AND RIGHTS OF THE COMMON SHARES AND THE CLASS B COMMON
SHARES.

         1. VOTING RIGHTS AND POWERS. With respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, the holders of the outstanding Common Shares and the holders of any outstanding Class B Common Shares shall vote together without regard to class, and every holder of the outstanding Common Shares shall be entitled to cast thereon one (1) vote in person or by proxy for each Common Share standing in his name, and every holder of any outstanding Class B Common Share shall be entitle to cast thereon ten (10) votes in person or by proxy for each Class B Common Share standing in his name, provided that at such time as the Class B Common Shares become outstanding, holders of the Common Shares, voting separately as a class with each holder of the outstanding Common Shares being entitled to one
(1) vote in person or by proxy for each Common Share standing in his name, shall have the right to elect that number of directors so that one-forth (calculated to the nearest whole number, rounding a fractional number of five-tenths (.5) to the next highest whole number) of the total number of directors of the Corporation fixed from time to time by, or in the manner provided for in, the Code of Regulations of the Corporation, shall have been elected by the holders of the Common Shares. With respect to any proposed amendment to these Amended Articles of Incorporation which would increase or decrease the authorized number of either the Common Shares or the Class B Common Shares, change the par value of the Common Shares or the Class B Common Shares, or alter or change the powers, preferences, relative voting power or special rights of the Common Shares or the Class B Common Shares so as to affect them adversely, the approval of a majority of the votes entitled to be cast by the holders of the class affected by the proposed amendment, voting separately as a class, shall be obtained in addition to the approval of a majority of the votes entitled to be cast by the holders of the Common Shares and the Class B Common Shares voting together without regard to class as hereinbefore provided.

         2.BOARD OF DIRECTORS.

                  a. Number. the Board of Directors shall consist of at least three (3) members, at least one (1) of whom shall be electable by the holders of the Common Shares voting separately as a class as hereinbefore provided.

                  b. Standing and Term. All directors, whether elected by the holders of both the Common Shares and Class B Common Shares voting together or the Common Shares voting separately as a class, shall have equal standing, serve terms of equal duration and have equal voting powers.

                  c. Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the remaining directors then in office.

                  d. Removal. Directors elected or electable (in the case of vacancies or newly created directorships filled by the remaining directors) by the holders of the Common Shares and the Class B Common Shares voting together without regard to class may be removed, with or without cause, only by the vote or consent of a majority of the votes then entitled to be cast by the holders of the Common Shares and Class B Common Shares, voting together without regard to class. Directors separately elected or electable (in the case of vacancies or newly created directorships filled by the remaining directors) by the holders of the Common Shares may be removed, with or without cause, only by the vote or consent of a majority of the votes then entitled to be cast by the holders of the Common Shares, voting separately as a class.


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         3. DIVIDENDS AND DISTRIBUTIONS.

                  a. Cash Dividends. At any time any Class B Common Shares are outstanding, when and as cash dividends may be declared by the Board of Directors, the cash dividend payable on Common Shares shall in all cases be a minimum of twenty-five percent (25%) higher on a per share basis than the cash dividend payable on the Class B Common Shares.

                  b. Other Dividends and Distribution. Each Common Share and each Class B Common Share shall be equal in respect of rights to dividends (other than cash) and distributions, when and as declared, in the form of shares or other property of the Corporation, except that in the case of dividends or other distributions payable in shares of the Corporation, including distributions pursuant to share split-ups or division, only Common Shares shall be distributed with respect to the Common Shares and only Class B Common Shares shall be distributed with respect to the Class B Common Shares. At any time Class B Common Shares are outstanding, the Board of Directors may issue Common Shares pursuant to a share dividend on or split-up of the Common Shares only to the holders of the then outstanding Common Shares and in conjunction with and in the same ratio as a share dividend on or split-up of the Class B Common Shares.

         4. OTHER RIGHTS. Except as otherwise required by the Ohio General Corporation Law or as otherwise provided in these Amended Articles of Incorporation, each Common Share and each Class B Common Share shall have identical powers, preferences and rights, including rights in liquidation.

         5. CONVERSION OF THE CLASS B COMMON SHARES. No additional Class B Common Shares may be issued except in the form of a distribution or distributions pursuant to a share dividend on or split-up of the Class B Common Shares and only to the then holders of the outstanding Class B Common Shares in conjunction with and in the same ratio as a share dividend on or split-up of the Common Shares. Each Class B Common Share may at any time be converted at the election of the holder thereof into one (1) fully paid and nonassessable Common Share. Any holder of Class B Common Shares may elect to convert any or all of such shares at one time or at various times in such holder's discretion. Such right shall be exercised by the surrender of the certificate representing each Class B Common Share to be converted to the agent for the transfer of the Class B Common Shares at its office, or to the Corporation at its principal executive offices, accompanied by a written notice of the election by the holder thereof to convert and (if so required by the transfer agent or by the Corporation) by instruments of transfer, in form satisfactory to the transfer agent and to the Corporation, duly executed by such holder or his duly authorized attorney. The issuance of a certificate or certificates for Common Shares upon conversion of Class B Common Shares shall be made without charge for any stamp or other similar tax in respect of such issuance. As promptly as practicable after the surrender for conversion of a certificate or certificates representing Class B common shares, the Corporation will deliver or cause to be delivered at the office of the transfer agent to, or upon the written order, of the holder of such certificate or certificates, a certificate or certificates representing the number of Common Shares issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate of certificates representing Class B Common Shares (if on such date the transfer books of the Corporation shall be closed, then immediately prior to the close of business on the first date thereafter that said books shall be open), and all rights of such holder arising from ownership of the Class B Common Shares being converted shall cease at such time, and the person or persons in whose name or names the certificate or certificates representing Common Shares are to be issued pursuant to such conversion shall be treated for all purposes as having become the record holder or holders of such Common Shares at such time and shall have and may exercise all the rights and powers appertaining


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thereto. No adjustments in respect of past cash dividends shall be made upon the conversion of any Class B Common Share. The Corporation shall at all times reserve and keep available, solely for the purpose of issue upon conversion of outstanding Class B Common Shares, such number of Common Shares as may be issuable upon conversion of all such outstanding Class B Common Shares, provided, the Corporation may deliver Common Shares which have previously been exchanged for Class B Common Shares or which are held in the treasury of the Corporation for Class B Common Shares to be converted. If any Common Shares require registration with or approval of any governmental authority under any federal or state law before such Common Shares may be issued upon conversion, the Corporation will cause such shares to be duly registered or approved, as the case may be. The Corporation will endeavor to list Common Shares required to be delivered upon conversion prior to such delivery upon any national securities exchange or national securities exchange or national market system on which the outstanding Common Shares may be listed at the time of such delivery. All Common Shares which may be issued upon conversion of the Class B Common Shares will, upon issue, be fully paid and nonassessable.

                                    ARTICLE V

         Upon the filing of these Amended Article of Incorporation with the Secretary of State of Ohio, the aggregate stated capital of the corporation shall remain unchanged.

                                   ARTICLE VI

         The Corporation may purchase, from time to time, and to the extent permitted by the laws of the State of Ohio, shares of any class of stock issued by it. Such purchases may be made either in the open market or at private or public sale, and in such manner and amounts, from such holder or holders of outstanding shares of the Corporation and at such prices as the Board of Directors of the Corporation shall from time to time determine, and the Board of Directors is hereby empowered to authorize such purchases from time to time without any vote of the holders of any class of shares now or hereafter authorized and outstanding at the time of any such purchases.

                                   ARTICLE VII

         Any director or officer of the Corporation shall not be disqualified by his office from dealing or contracting with the Corporation as a vendor, purchaser, employee, agent, lessor, lessee or otherwise.

         No transaction, contract or other act of the Corporation shall be void or voidable or in any way affected or invalidated by reason of the fact that any director or officer, or any firm or corporation in which such director or officer is a member or is a shareholder, director or officer, is in any way interested in such transaction, contract or other act provided the fact that such director, officer, firm or corporation is so interested shall be disclosed or shall be known to the Board of Directors or such members thereof as shall be present at any meeting of the Board of Directors at which action upon any such transaction, contract or other act shall be taken; nor shall any such director or officer be accountable or responsible to the Corporation for or in respect of any such transaction, contract or other act of the Corporation or for any gains or profits realized by him by reason of the fact that he or any firm of which he is a member or any corporation of which he is a shareholder, director or officer is interested in such transaction, contract or other act; and any such director may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Corporation which shall authorize or take action in respect of any such transaction, contract or other act, and may vote thereat to authorize, ratify of approve any such transaction, contract or other act with like force and effect as if he or any firm of which he is a member or any corporation of which he is a shareholder, director or officer were not interested in such transaction, contract or other act.



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                                  ARTICLE VIII

         Notwithstanding any provision of the laws of the State of Ohio now or hereafter in force requiring, for any purpose, the vote of the holders of shares entitling them to exercise two-thirds or any other proportion (but less than all) off the voting power of the Corporation or of any class or classes of shares thereof, such action (unless otherwise expressly prohibited by statute) may be taken by vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation or of such class or classes.

                                   ARTICLE IX

         The preemptive right to purchase additional shares of capital stock or any other securities of the Corporation is expressly denied to all shareholders of all classes.

                                    ARTICLE X

         These Amended Articles of Incorporation supersede and take place of the Amended Articles of Incorporation of the Corporation in existence immediately prior to the filing hereof with the Secretary of State of Ohio.


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